AGREEMENT TO
                       ISSUE ADDITIONAL COMPANY INTERESTS

     AGREEMENT TO ISSUE ADDITIONAL COMPANY INTERESTS, dated as of August 31, 2005, between Innalogic, LLC, a Delaware limited liability company (the
"Company"), MSGI Security Solutions, Inc., f/k/a Media Services Group, Inc. ("MSGI"), Bryan M. Parola ("Parola"), Mark N. Clemente ("Clemente"), Vincent T. Jones ("Jones"), Pierre Davidoff ("Davidoff"), Wenkai Michael Chang ("Chang"), and Dean Capawana ("Capawana"; Parola, Clemente, Jones, Davidoff Chang and Capawana, collectively, the "Founding Members").

                                    Recitals

         A. MSGI and the Founding Members (together, the "Members") are parties to the Amended and Restated Limited Liability Company Agreement, dated as of August 18, 2004 (the "Operating Agreement"). Capitalized terms used herein not otherwise defined herein shall have the respective meanings set forth in the Operating Agreement.

         B. Prior to the date hereof, the Percentage Interests of (i) each of the Members was adjusted to reflect the complete redemption by the Company of the Company Interests of a member of the Company and (ii) each of the Founding Members was reallocated to reflect the issuance of additional Company Interests to one of the Founding Members, such that immediately prior hereto, the Percentage Interest of MSGI equals 55.33% and the Percentage Interest of each of the Founding Members equals 7.445%.

         C. Pursuant to Section 10.8 of the Operating Agreement, in the event that by August 31, 2005 the aggregate pre-tax income of the Company does not equal or exceed the Total Target Amount as set forth on Schedule D of the Operating Agreement then, among other things, the Percentage Interest of MSGI shall be increased and the Percentage Interest of the Founding Members in the aggregate shall be reduced (in the ratio of their Percentage Interests) by the amount of such increase.

         D. The Members have agreed that as of the date hereof, the aggregate pre-tax income of the Company does not equal or exceed the Total Target Amount and that the Percentage Interests of the Members shall be adjusted accordingly.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Issuance of Additional Company Interests. (a) The Company hereby issues to MSGI additional Company Interests constituting a Percentage Interest equal to 20.67% such that immediately following the execution and delivery of this Agreement by all of the Members, (i) the Percentage Interest of MSGI shall equal 76% and (ii) the Percentage Interest of each of the Founding Members shall equal 4%.

(b) MSGI hereby acknowledges and agrees that such issuance pursuant hereto shall satisfy the terms and provisions of Section 10.8 of the Operating Agreement and, notwithstanding anything therein or in Schedule D to the Operating Agreement or elsewhere to the contrary, MSGI shall not be entitled to any further Company Interests (or any increase in its Percentage Interest) pursuant thereto.

2. Schedule B to the Operating Agreement. Schedule B to the Operating Agreement is hereby deleted in its entirety and Schedule B attached hereto substituted in lieu thereof.

3. Acknowledgement by MSGI. MSGI hereby acknowledges and agrees that as of the date hereof, none of the Company Interest (including the Company Interest issued pursuant hereto) have been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws, and that it is acquiring the Company Interest for investment solely for its own account and not for distribution, Transfer or sale to others in connection with any distribution or public offering in violation of federal or state securities laws.

4. Miscellaneous. (a) This Agreement, and all matters relating to the validity, construction, performance and enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Delaware.

(b) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by fax signature, which shall have full binding legal effect.

(c) This Agreement, together with the Operating Agreement as amended hereby, constitutes and contains the sole and entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between such parties and/or their respective Affiliates as to such subject matter.

         IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first set forth above.


                                                     INNALOGIC, LLC

                                                      /s/Bryan Parola
                                                   By:-------------------------
                                                     Bryan Parola
                                                     Chief Executive Officer


                                                   MSGI SECURITY SOLUTIONS, INC.

                                                      /s/Jeremy Barbera
                                                   By:-------------------------
                                                     Jeremy Barbera,
                                                     Chief Executive Officer

                                                      /s/Bryan M. Parola
                                                     ---------------------------
                                                     Bryan M. Parola

                                                      /s/Mark N. Clemente
                                                     ---------------------------
                                                     Mark N. Clemente

                                                      /s/Vincent T. Jones
                                                     ---------------------------
                                                     Vincent T. Jones

                                                      /s/Pierre Davidoff
                                                     ---------------------------
                                                     Pierre Davidoff

                                                      /s/Wenkai Michael Chang
                                                     ---------------------------
                                                     Wenkai Michael Chang

                                                      /s/Dean Capawana
                                                     ---------------------------
                                                     Dean Capawana

                                      - 3 -
                                   SCHEDULE B
                                     Members


    Name and Address                                 Percentage Interest
    ----------------                                 -------------------
    MSGI Security Solutions, Inc.                           76.0%
    575 Madison Ave., 10th Fl.
    New York, NY  10022

    Bryan M. Parola                                         4.0%
    92 Horatio Street, #3P
    New York, NY 10014

    Mark N. Clemente                                        4.0%
    170 Midwood Road
    Glen Rock, NJ 07452

    Vincent T. Jones                                        4.0%
    44 Congress St. #2
    Harrison, NY 10528

    Pierre Davidoff                                         4.0%
    541 Dean Street Apt #1
    Brooklyn, NY, 11217

    Wenkai Michael Chang                                    4.0%
    P.O. Box 164
    Armonk, NY 10504

    Dean Capawana                                           4.0%
    252 Monroe Avenue
    Wyckoff, NJ 07481